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PROSPECTUS SUPPLEMENT                                Rule 424(b)(3)
(To Prospectus dated May 3, 1999)                    Registration No.  333-77063


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          We have prepared this prospectus supplement to update information included in our prospectus dated May 3, 1999. Our prospectus relates to the offer and issuance of up to 4,000,000 shares of our common stock in acquisitions of other businesses. This prospectus supplement includes a brief description of our most recent acquisition, which closed on May 26, 1999.

Recent Acquisition

          On May 25, 1999 we purchased substantially all of the assets of Feist Internet Services, a non-metropolitan internet service provider based in Wichita, Kansas. At May 1, 1999, Feist had annualized revenues of over $3.4 million and more than 12,000 subscribers. We paid approximately $7 million, consisting of a combination of approximately $4.6 million in cash and up to 83,538 shares of our common stock, for the acquisition.

            The date of this prospectus supplement is June 9, 1999.